Exhibit 99.1

              Pope & Talbot Announces First Quarter 2003 Results

    PORTLAND, Ore., April 24 /PRNewswire-FirstCall/ -- Pope & Talbot, Inc. announced today that the Company lost $7.6 million, or $.49 per share, in the first quarter of 2003. For the same period a year ago, the Company lost
$5.8 million, or $.37 per share. Revenues were $148.2 million for the quarter compared to $125.5 million for the first quarter of 2002.
    Michael Flannery, Chairman and Chief Executive Officer stated, "While I am pleased with the substantial recovery in the pulp business and the list price increases of $120 per metric ton since February 1st, the financial impact was felt late in the quarter and had minimal effect. The full magnitude of the pulp price increases will be felt beginning in the second quarter, as business conditions continue to look solid." Mr. Flannery went on to say, "Our order file is strong and the pulp and lumber mills continue to demonstrate excellent improvements in manufacturing and procurement costs."

    Pulp
    Northern bleached softwood kraft (NBSK) pulp prices rose rapidly in both European and Asian markets beginning in February. However, the average European price for the first quarter of $478 per metric ton was only slightly ahead of the fourth quarter average price of $453 per metric ton. Pope
& Talbot's average price of $431 per metric ton, for its mix of sawdust and chip NBSK pulp, was $18 per metric ton, or 4 percent higher as compared to fourth quarter average prices, and $34 per metric ton, or 9 percent higher than the average price for the first quarter of last year.
    In the first quarter, pulp shipment volume was 217 thousand metric tons, which was slightly ahead of production of 205 thousand metric tons. Productivity improvements were evident at the pulp mills as production and raw material costs per ton decreased in the face of rising energy costs and the effects of a stronger Canadian dollar.

    Wood Products
    Pope & Talbot's lumber business continues to be significantly affected by the lumber dispute between the U.S. and Canada. Based on final determinations by the U.S. International Trade Commission, Pope & Talbot has been incurring duties at the rate of 27.2 percent on all lumber imported into the U.S. since May 22, 2002. Total duties incurred were $6.4 million in the first quarter of 2003 compared to $6.2 million in the fourth quarter of 2002. In the first quarter of 2002, the Company incurred $2.9 million of non-cash charges for duties and reversed $7.2 million of duties accrued in 2001.
    The average lumber price of $311 per thousand board feet was down slightly compared with the fourth and first quarters of 2002. Lumber shipment volume of 151 million board feet in the first quarter was slightly behind production volume of 166 million board feet. Sawmill cost improvements continued in the first quarter as log costs declined further and efficiency improvements offset higher energy costs and the effects of a stronger Canadian dollar.


                                                  Three months ended March 31,
                                                      2003           2002
     Sales Volumes:
     Pulp (metric tons)                              216,700        180,600
     Lumber (thousand board feet)                    151,400        149,200

     Production Volumes:
     Pulp (metric tons)                              205,400        195,600
     Lumber (thousand board feet)                    165,900        158,600

     Average Price Realizations:
     Pulp (per metric ton)                              $431           $397
     Lumber (per thousand board feet)                   $311           $314

    In the first quarter, Pope & Talbot's capital expenditures were $2.2 million and depreciation was $9.8 million. At the end of the quarter, the Company's cash and short-term investments were $8.2 million and total debt was $254.3 million. During the first quarter, total debt increased by $21.6 million, while cash and short-term investments increased by $3.9 million, as receivables rose and Canadian denominated debt increased. At March 31, 2003, shareholders' equity stood at $145.3 million and long-term debt to total capitalization was 61 percent.
    Pope & Talbot will pay a second quarter dividend of 8 cents per share on May 20, 2003, to common stockholders of record on May 6, 2003.
    Pope & Talbot, Inc. will be holding a conference call on Thursday, April 24, 2003 at 11:00 am PDT and 2:00 pm EDT. The call-in number is 416-695-9757. The conference call will also be webcast simultaneously on the Company's website: www.poptal.com.

    Statements in this press release or in other Company communications may relate to future events or the Company's future performance. Such statements are forward-looking statements and are based on present information the Company has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to an inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that the Company does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.
    The Company's performance depends on the prices it receives for its products, as well as other factors. Prices for the Company's products are highly cyclical and have fluctuated significantly in the past and may fluctuate significantly in the future. A deterioration in pricing may result in the Company taking downtime or other actions at its manufacturing facilities that are unanticipated. The Company's sensitivity to these and other factors that may affect future results are discussed in the Company's Annual Report on Form 10-K, as well as in Company reports filed quarterly on Form 10-Q.

    The Company considers earnings (operating income or loss) before interest expense, income taxes, depreciation and amortization (EBITDA) to be a relevant and meaningful indicator of earnings performance commonly used by investors, financial analysts and others in evaluating companies in its industry and, as such, has provided this information in addition to the generally accepted accounting principle-based presentation of operating income or loss.

    Pope & Talbot is dedicated to the pulp and wood products businesses. The Company is based in Portland, Oregon and traded on the New York and Pacific stock exchanges under the symbol POP. Pope & Talbot was founded in 1849 and produces market pulp and softwood lumber at mills in the U.S. and Canada. Markets for the Company's products include the U.S., Europe, Canada, South America, Japan and the other Pacific Rim countries. For more information on Pope & Talbot, Inc., please check the website: www.poptal.com.


                     POPE & TALBOT, INC. AND SUBSIDIARIES
                   (Thousands except per share, unaudited)

                      CONSOLIDATED STATEMENTS OF INCOME

                                                  Three months ended March 31,
                                                     2003              2002

    Sales                                          $148,226          $125,503
    Costs and expenses:
       Pulp cost of sales                            90,210            79,989
       Wood Products cost of sales                   57,275            44,249
       Selling, general and administrative            6,892             6,366
    Operating income (loss)                          (6,151)           (5,101)
    Interest expense, net                             5,263             3,890
    Income (loss) before income taxes               (11,414)           (8,991)
    Income tax benefit                                3,767             3,237
    Net income (loss)                               $(7,647)          $(5,754)

    Net income (loss) per common share - basic
     and diluted                                      $(.49)            $(.37)

    Average shares outstanding - basic and diluted   15,618            15,596

    Return on equity                                (21.2)%           (13.7)%


                                                   CONSOLIDATED BALANCE SHEETS
                                                             March 31,
                                                      2003              2002
    Assets:
       Cash and short-term investments               $8,156           $12,568
       Other current assets                         178,905           175,701
       Properties, net                              313,351           311,260
       Deferred income tax assets, net               16,634            11,308
       Other assets                                  17,655            20,092
          Total                                    $534,701          $530,929
    Liabilities and stockholders' equity:
       Current portion of long-term debt            $28,507            $4,875
       Other current liabilities                     85,109            94,035
       Long-term debt, excluding current portion    225,812           225,839
       Other long-term liabilities                   49,964            41,094
          Total liabilities                         389,392           365,843
       Stockholders' equity                         145,309           165,086
          Total                                    $534,701          $530,929

    Capital expenditures                             $2,161            $2,334
    Long-term debt to total capitalization              61%               58%


                                                      SEGMENT INFORMATION
                                                  Three months ended March 31,
                                                    2003              2002
    Revenues:
       Pulp                                        $93,392           $71,816
       Wood products
          Lumber                                    47,111            46,794
          Chips, logs and other                      7,723             6,893
              Total wood products                   54,834            53,687
                                                   148,226           125,503
    EBITDA: (A)
       Pulp                                         $7,416           $(4,066)
       Wood products (B)                            (1,367)           10,122
          Total operating segments                   6,049             6,056
       General Corporate                            (2,381)           (2,412)
                                                     3,668             3,644
    Depreciation and amortization:
       Pulp                                         $7,234            $6,654
       Wood products                                 2,283             1,797
          Total operating segments                   9,517             8,451
       General Corporate                               302               294
                                                     9,819             8,745
    Operating income (loss):
       Pulp                                           $182          $(10,720)
       Wood products (B)                            (3,650)            8,325
          Total operating segments                  (3,468)           (2,395)
       General Corporate                            (2,683)           (2,706)

       Operating income (loss)                     $(6,151)          $(5,101)

    Notes:
    (A) EBITDA equals operating income (loss) plus depreciation and amortization, and is reconciled to operating income (loss) using the depreciation and amortization numbers in the above table.
    (B) Wood Products results for the first quarter of 2002 included the reversal of $7.2 million of previously accrued lumber import duties. Excluding the reversal, lumber import duties for the first three months of 2003 and 2002 were $6.4 million and $2.9 million, respectively.


SOURCE  Pope & Talbot, Inc.